Exhibit 99.1

FOR IMMEDIATE RELEASE

Sovereign Bank Reports Tenth Consecutive Quarter of Profitability

•         Double-Digit Earnings Growth

•         Robust Lending in Support of our Communities

•         Continued Improvement in Asset Quality

•         12.9% Tier I Common Capital Ratio Among Strongest in U.S.

•         Investing in the Communities We Serve

BOSTON, MA (July 26, 2012) – Sovereign Bank, N.A. today announced its tenth consecutive quarter of profitability, with net income of $127 million, for the quarter ended June 30, 2012, an increase of 27.0% compared to $100 million in the second quarter of 2011.

“We are pleased to have reached the milestone of ten consecutive quarters of profitability,” said Jorge Moran, Sovereign Bank President and CEO. “Strong loan production in mortgages, small business banking and corporate banking, continuous improvement in asset quality and growth in other income have been the principal drivers of this performance.  We have demonstrated our commitment to the communities that we serve in the Northeast through disciplined lending to growing numbers of consumers, large and small businesses, and institutions.”

“Sovereign’s sustained profitability has produced steady improvements in our capital and liquidity,” continued Mr. Moran.  “As a result, Sovereign is among the best capitalized banks in the U.S. with a 12.9% Tier I Common Capital Ratio1.  We are uniquely positioned as a regional community-oriented organization which manages its own capital and liquidity and which also benefits by having a global reach.  I am grateful to our team members - their hard work has contributed to Sovereign’s financial strength, and I want to reiterate the pledge to our customers to create the best possible banking experience.”

Robust Lending in Support of Our Community

Sovereign Bank’s lending is helping small business and corporations grow and generate economic activity and employment as well as promoting home ownership.  Sovereign Bank had a strong quarter in loan production in the areas of mortgages, small business banking and corporate banking.  Total loan production for the second quarter 2012 was $5.0 billion, a 43.4% increase over loan production in the second quarter of 2011. Outstanding total loan balances grew by 2.4% during the first half of 2012 to $52.9 billion.

For the second quarter of 2012, Sovereign had net interest income of $467.5 million, as compared to $457.8 million in the second quarter of 2011.  The most important contributors to interest income were residential mortgages and commercial loans.

Continued Improvement in Asset Quality

Sovereign’s credit quality continues to improve.  Nonaccrual loans as a percentage of total loans decreased to 2.12% for the second quarter of 2012, as compared to 3.59% for the second quarter of 2011.  This is the ninth consecutive quarter in which Sovereign improved its asset quality.

Strong Capital Position

Sovereign is in one of the strongest capital positions in its history and among the best capitalized financial institutions in the U.S. At June 30, 2012, Sovereign’s total equity was $12.7 billion. All of Sovereign’s regulatory capital ratios were well above applicable regulatory benchmarks to be considered a “well-capitalized” institution. Sovereign’s Tier I Common Capital Ratio and Tier I Risk-Based Capital Ratio were 12.94% at June 30, 2012.  The current regulatory threshold for a “well-capitalized” Tier I distinction is 6%.  In addition, as of June 30, 2012, Sovereign’s Total Risk-Based Capital Ratio was 15.01%.

Investing in Sovereign’s Franchise

General and administrative expenses for the second quarter of 2012 were $370.9 million, compared to $315.2 million for the same period in 2011, reflecting Sovereign’s continued investment in personnel and technology.  Sovereign has transformed its IT platform and made enhancements to its technological capabilities related to Sovereign’s conversion to a national bank in January 2012.  Since the beginning of 2012, Sovereign has increased its workforce by 190 team members.

Investing in the Communities We Serve

Sovereign’s corporate social responsibility program includes a focus on education through our Universities Program. Sovereign currently has cooperation agreements with 26 leading universities in the U.S.  Sovereign has committed funds for approximately 775 college scholarships during the year 2012 of which around 465 were funded as of June 30, 2012.  Sovereign has also invested $6.4 million in grants/scholarships to higher education and gift/donations to not-for-profit and community based organizations during the first-half of 2012.  Sovereign’s community outreach programs resulted in hundreds of hours of community service by its team members.

About Sovereign Bank, N.A., Santander Holdings USA, Inc. and Banco Santander, S.A.

Sovereign Bank, N.A. is among the top 25 banks in the United States with principal presence in Connecticut, Delaware, Massachusetts, Maryland, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island.  Sovereign has 722 branches, over 2,200 ATMs and over 8,700 team members.  Sovereign Bank’s principal regulator is the Office of the Comptroller of the Currency (OCC).  Sovereign Bank is a member of the Federal Reserve Bank System and the Federal Deposit Insurance Corporation (“FDIC”).  For more information on Sovereign Bank, visit http://www.sovereignbank.com  or call 877-SOV-BANK.

Santander Holdings USA, Inc.  is a wholly owned subsidiary of Banco Santander, S.A., and parent company of Sovereign Bank, N.A. Banco Santander is a retail and commercial global bank, with a presence in 10 main markets: U.S., Germany, UK, Poland, Brazil, Mexico, Chile, Argentina, Spain and Portugal.  Founded in 1857, Santander has more than 102 million customers, approximately 14,700 branches – more than any other international bank – and 193,000 employees.  Santander was recently recognized as the Best Global Bank in 2012 by Euromoney  magazine.  For more information on Santander, visit http://www.santander.com.

Forward Looking Statements

Sovereign Bank cautions that this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements concerning our future business development. While these forward-looking statements represent our judgment and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments to differ materially from our expectations. These risks, uncertainties and factors include, but are not limited to: (1) general market, macro-economic, governmental and regulatory trends; (2) movements in local and international securities markets, currency exchange rates, and interest rates; (3) competitive pressures; (4) technological developments; and (5) changes in the financial position or credit worthiness of our customers, obligors and counterparties. The risk factors and other key factors described in filings and reports by Sovereign Bank and its parent entities; including filings and reports by Santander Holdings USA, Inc. with the U.S. Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2011, could adversely affect the development of our business. Other unknown or unpredictable factors could cause actual developments to differ materially from those in the forward-looking statements. The information contained in this press release is subject to, and must be read in conjunction with, all other publicly available information. Sovereign Bank and its affiliates do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

1 Tier I Common Capital Ratio based on Basel I criteria.

####

Media Contacts:

Kathy Klingler                                                              Holly Berry-Steel

Director of Corporate Communications                     Communications Manager

617-346-7433                                                              617-346-7385

kklingle@sovereignbank.com                                    jberry@sovereignbank.com